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EXHIBIT 11.1
INTELLICORP, INC.
STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


                                             Three months ended             Nine months ended
                                                  March 31,                     March 31,
(In thousands, except                             ---------                     ---------
per share amounts)                           1997           1996           1997           1996
                                             ----           ----           ----           ----
Primary and Fully Diluted:


Total weighted average common
      shares outstanding                      12,809        12,213         12,546         12,178
                                           =========      ========       ========       ========

Loss per share:

      Net loss                             $    (383)     $ (1,385)      $ (2,032)      $ (2,578)

      Preferred stock dividend
          requirement                            (59)           --           (148)            --
                                           ---------      --------       --------       --------

      Net loss available to
          common stockholders              $    (442)     $ (1,385)      $ (2,180)      $ (2,578)
                                           =========      ========       ========       ========

      Net loss per share                   $   (0.03)     $  (0.11)      $  (0.17)      $  (0.21)
                                           =========      ========       ========       ========






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